HomeStreet, Inc. Reports Second Quarter 2017 Results
Net Income of $11.2 million, or $0.41 per Diluted Share
SEATTLE – July 24, 2017 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $11.2 million, or $0.41 per diluted share for the quarter ended June 30, 2017, compared with net income of $9.0 million, or $0.33 per diluted share for the quarter ended March 31, 2017 and $21.7 million, or $0.87 per diluted share for the quarter ended June 30, 2016. Core net income(1) for the quarter ended June 30, 2017 was $11.3 million, or $0.42 per diluted share, compared with core net income(1) of $9.0 million, or $0.33 per diluted share, for the quarter ended March 31, 2017 and $22.4 million, or $0.90 per diluted share, for the quarter ended June 30, 2016.
Key developments and results of Q2 2017 include:

▪
Strong performance continued in our Commercial and Consumer Banking segment, with net income for the second quarter of 2017 of $9.4 million compared with $9.3 million for the first quarter of 2017 and $7.1 million in the second quarter of 2016

▪	Total assets of $6.59 billion grew $185.4 million, or 3%, from $6.40 billion at March 31, 2017

▪	Loans held for investment of $4.18 billion, grew by $196.9 million, or 5%, from $3.99 billion at March 31, 2017

▪	Total commercial business related deposits increased $69.1 million, or 6%, in the second quarter of 2017 compared to the first quarter of 2017

•
Two de novo retail deposit branches were opened in Baldwin Park, California and Redmond, Washington and an agreement was announced in June 2017 to purchase one retail deposit branch and related deposits in El Cajon (San Diego County), CA

•	Lower levels of mortgage loan origination volume and profit margins drove seasonally lower than expected earnings in the mortgage banking segment

Consolidated results:

▪	Annualized return on average shareholders' equity was 6.71% in the second quarter of 2017 compared with 5.53% in the first quarter of 2017 and 15.87% in the second quarter of 2016

▪
Annualized return on average tangible shareholders' equity(1) excluding acquisition-related items, net of tax, was 7.10% for the quarter ended June 30, 2017, compared to 5.81% for first quarter of 2017 and 17.27% in the second quarter of 2016

▪
Average interest-earning assets of $5.84 billion in the second quarter of 2017 increased $55.9 million, or 1%, from $5.78 billion in the first quarter of 2017 and increased $651.8 million, or 13%, from $5.19 billion in the second quarter of 2016

(1) For notes on non-GAAP financial measures, see pages 11 and 33.

▪	Net interest income was $46.9 million in the second quarter of 2017 compared with $45.7 million in the first quarter of 2017 and $44.5 million in the second quarter of 2016

▪	Noninterest income was $81.0 million in the second quarter of 2017 compared with $74.5 million in the first quarter of 2017 and $102.5 million in the second quarter of 2016

Segment results:

◦	Commercial and Consumer Banking

▪	Segment net income of $9.4 million for the current quarter compared with $9.3 million for the first quarter of 2017 and $7.1 million in the second quarter of 2016

▪	Core net income(1) for the segment of $9.6 million for the current quarter compared with $9.3 million for the first quarter of 2017 and $7.7 million for the second quarter of 2016

▪	Net interest income of $42.4 million for the current quarter compared with $40.9 million for the first quarter of 2017 and $38.4 million in the second quarter of 2016

▪	Noninterest income of $8.3 million for the current quarter compared with $9.4 million for the first quarter of 2017 and $8.2 million in the second quarter of 2016

▪	Loans held for investment of $4.18 billion increased $196.9 million, or 5%, from March 31, 2017 and increased $333.6 million, or 9% from December 31, 2016

▪	Deposits of $4.75 billion increased $152.0 million, or 3%, from March 31, 2017 and increased $318.1 million, or 7% from December 31, 2016

▪
Nonperforming assets were $20.1 million, or 0.30% of total assets at June 30, 2017, compared to $24.3 million, or 0.38% of total assets at March 31, 2017 and $26.4 million, or 0.45% of total assets at June 30, 2016

▪
Past due loans excluding those with U.S. government credit support were $18.4 million, or 0.45% of total such loans at June 30, 2017, compared to $19.5 million, or 0.50% of total such loans at March 31, 2017 and $16.3 million, or 0.45% of total such loans at June 30, 2016

◦Mortgage Banking

▪	Segment net income was $1.8 million for the current quarter compared with a net loss of $309 thousand in the first quarter of 2017 and net income of $14.7 million for the second quarter of 2016

▪	Net interest income of $4.4 million for the current quarter compared with $4.7 million for the first quarter of 2017 and $6.1 million in the second quarter of 2016

▪	Noninterest income of $72.7 million for the current quarter compared with $65.0 million for the first quarter of 2017 and $94.3 million in the second quarter of 2016

▪
Single family mortgage interest rate lock commitments were $1.95 billion in the second quarter of 2017, up 20% from $1.62 billion in the first quarter of 2017 and down 17% from $2.36 billion in the second quarter of 2016

(1) For notes on non-GAAP financial measures, see pages 11 and 33

▪
Single family mortgage closed loan volume was $2.01 billion, in the second quarter of 2017, up 24% from $1.62 billion in the first quarter of 2017 and down 11% from $2.26 billion in the second quarter of 2016

▪	The composite margin decreased to 331 basis points in the second quarter of 2017 from 349 basis points in the first quarter of 2017 and 347 basis points in the second quarter of 2016

▪	The portfolio of single family loans serviced for others increased to $21.10 billion at June 30, 2017, up 4% from $20.30 billion at March 31, 2017 and up 24% from $17.07 billion at June 30, 2016

“Second quarter 2017 results demonstrated the benefit of our investment in growth and diversification of our business lines,” said Mark K. Mason, Chairman, President and Chief Executive Officer. “While the Mortgage Banking segment continues to suffer from a limited supply of available housing in our markets, this effect was partially offset by strong growth in our Commercial & Consumer Banking segment. Loans held for investment increased by 5% from the first quarter of 2017, and total deposits increased by 3%, with business deposit balances increasing by 6% during the quarter. During the quarter we opened retail deposit branches in Baldwin Park, California, and Redmond, Washington. We’re proud to report that as a result of this growth, the net interest margin increased by six basis points from the first quarter of 2017. Asset quality also remains strong with nonperforming assets declining to 0.30% of total assets, representing the lowest absolute and relative levels of problem assets since 2006.
“We find ourselves in a more challenging mortgage market than we anticipated at the start of this year. Historically, the second quarter is the strongest quarter of the year for mortgage volume and mortgage banking profitability. Lower than expected single family mortgage origination volume and profit margins this quarter were driven by extremely low levels of new and resale homes available for sale in our markets. Competitively, our market share actually improved this quarter. As a result of the significantly lower mortgage origination volume than anticipated, we are implementing cost reduction strategies that included reducing mortgage origination personnel by 73 employees during the quarter. If lending volumes do not support our current capacity or profit margins overall, or in specific markets, we will continue to downsize our origination capacity and streamline operations.

“We are committed to being a leading mortgage originator in our markets and our retail focus, broad product mix, and competitive pricing continue to attract the best retail originators in our markets. These strengths will allow us to successfully manage through today’s market challenges and maintain our status as a market leading mortgage originator and servicer.”

Consolidated Results of Operations
Net Income
Net income in the second quarter of 2017 was $11.2 million, up $2.2 million, or 25% from the first quarter of 2017 and down $10.5 million, or 48%, from the second quarter of 2016. The increase in net income from the first quarter of 2017 was primarily due to higher income in the Mortgage Banking segment due to higher lending volume. The decrease in net income from the second quarter of 2016 was primarily the result of lower income in the Mortgage Banking segment driven by a decrease in demand for refinance mortgages and limited housing inventory in our primary markets.
Net Interest Income
Net interest income in the second quarter of 2017 was $46.9 million, up $1.2 million, or 3% from the first quarter of 2017 and up $2.4 million, or 5%, from the second quarter of 2016. The increases in net interest income from the first quarter of 2017 and the second quarter of 2016 were primarily due to growth in average earning assets.

Our net interest margin, on a tax equivalent basis, increased 6 basis points to 3.29% compared with 3.23% in the first quarter of 2017 and decreased from 3.48% in the second quarter of 2016. The increase from the first quarter of 2017 was primarily due to changes in the composition of, and yield on, earning assets, which increased more than borrowing costs. The decrease in our net interest margin from the second quarter of 2016 was due to both higher cost of funds and lower yield on earning assets, primarily from interest expense related to our long term debt issuance in the second quarter of 2016, and higher FHLB borrowing costs.
Total average interest-earning assets in the second quarter of 2017 increased $55.9 million, or 1%, from the first quarter of 2017 primarily due to increases in loans held for investment. Total average interest-earning assets increased 13% from the second quarter of 2016 due to overall growth in the Company, both organically and through acquisition.
Noninterest Income
Noninterest income in the second quarter of 2017 was $81.0 million, up $6.5 million, or 9%, from $74.5 million in the first quarter of 2017 and down $21.5 million, or 21%, from $102.5 million in the second quarter of 2016. The increase in noninterest income compared to the first quarter of 2017 was primarily due to a $5.6 million increase in gain on loan origination and sale activities resulting from a 20% increase in single family rate lock volume. The decrease in noninterest income compared to the second quarter of 2016 was primarily due to a $19.7 million decrease in gain on loan origination and sale activities resulting from a 17% decrease in single family rate lock volume.
Noninterest Expense
Noninterest expense for the second quarter of 2017 was $111.2 million compared with $106.9 million for the first quarter of 2017 and $111.0 million for the second quarter of 2016. Excluding acquisition-related expenses, noninterest expense for the second quarter of 2017 was $111.1 million compared with $106.9 million for the first quarter of 2017 and $110.0 million for the second quarter of 2016.
The increase in noninterest expense, excluding acquisition-related items, of $4.2 million, or 4%, from the first quarter of 2017, was primarily due to increased commissions on higher closed mortgage loan volume in our mortgage banking segment. The increase of $1.1 million, or 1%, from the second quarter of 2016 was primarily due to increased salary and related costs and other expenses related to growth of the Company, both organically and through acquisition activities.
As of June 30, 2017, we had 2,542 full-time equivalent employees, a 2% net decrease from 2,581 employees as of March 31, 2017, and a 9% net increase from 2,335 employees as of June 30, 2016. The decrease in employees compared to the prior quarter is primarily due to a reduction in force in our single family lending area related to decreased refinance activity and loan processing efficiencies associated with our new single family loan origination system. During the quarter ended June 30, 2017, we added two de novo retail deposit branches - bringing our total retail deposit branches to 57, primary stand-alone home loan centers to 47 and our primary commercial loan centers to seven.
Income Taxes
For the second quarter of 2017, income tax expense was $4.9 million compared with income tax expense of $4.3 million for the first quarter of 2017 and $13.1 million for the second quarter of 2016.
Our effective income tax rate of 30.52% for second quarter of 2017 differs from the Federal statutory tax rate of 35% primarily due to the impact of state income taxes, tax-exempt interest income, bank-owned life insurance ("BOLI"), low-income housing tax credit investments and excess tax benefits from share-based compensation.

Business Segments
Commercial and Consumer Banking Segment
Commercial and Consumer Banking Segment net income was $9.4 million in the second quarter of 2017 compared with net income of $9.3 million in the first quarter of 2017 and net income of $7.1 million in the second quarter of 2016. Excluding acquisition-related items, net of tax, in all periods, net income was $9.6 million in the second quarter of 2017, compared with net income of $9.3 million in the first quarter of 2017 and net income of $7.7 million in the second quarter of 2016.
The $269 thousand increase in segment net income, excluding acquisition-related items, net of tax, in the second quarter of 2017 compared to the first quarter of 2017 was primarily due to a $1.5 million increase in net interest income. This increase is the result of organic growth, as well as a shift in interest-earning asset mix from short-term investment securities, which were purchased in December 2016 as a temporary investment of funds through an equity issuance, to investment of those funds into loans held for investment in the second quarter.
The $1.8 million increase in segment net income, excluding acquisition-related items, net of tax, compared to the second quarter of 2016 was primarily due to a $4.1 million increase in net interest income resulting from higher average balances of interest-earning assets, partially offset by a $2.5 million increase in noninterest expense. These increases were the result of growth in income related to assets gained in acquisitions as well as organic growth.
We recorded a $500 thousand provision for credit losses in the second quarter of 2017 compared to a provision of $1.1 million in the second quarter of 2016. We did not record a provision for credit losses in the first quarter of 2017. The increase from the first quarter of 2017 was primarily due to loan growth, partially offset by $928 thousand of net recoveries combined with lower expected future loss rates. The decrease from the second quarter of 2016 was primarily due to higher net recoveries in the second quarter of 2017 compared to the second quarter of 2016.

Loans Held for Investment
Loans held for investment, net, were $4.16 billion at June 30, 2017, an increase of $198.5 million, or 5%, from March 31, 2017 and an increase of $457.5 million, or 12%, from June 30, 2016. Included in the increase from June 30, 2016 were $40.3 million of loans acquired from the acquisition of the banking assets of The Bank of Oswego. New loan commitments in the second quarter of 2017 totaled $807.6 million and originations totaled $508.3 million. During the quarter, new commitments included $235.7 million of consumer loans, $228.7 million of commercial real estate and multifamily permanent loans, $62.4 million of commercial business loans and $280.8 million of construction loans, including $153.5 million in residential construction, $62.6 million in single family custom construction and $64.7 million in multifamily construction.
Asset Quality
Nonaccrual loans were $15.5 million at June 30, 2017 a decrease of $3.2 million compared to $18.7 million at March 31, 2017. Total non-performing assets decreased $4.2 million at June 30, 2017 compared to March 31, 2017 primarily due to upgrades to accrual status for borrowers now performing per their contract terms. Delinquent loans of $65.2 million, or 1.56% of total loans at June 30, 2017, decreased from $66.6 million, or 1.67% of total loans at March 31, 2017. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $18.4 million, or 0.45% of total such loans at June 30, 2017, compared to $19.5 million, or 0.50% of total such loans at March 31, 2017.
The allowance for loan losses was $36.1 million at June 30, 2017 compared to $34.7 million at March 31, 2017 and $32.7 million at June 30, 2016. The allowance for loan losses as a percentage of loans held for investment was 0.86%, 0.87% and 0.88% at June 30, 2017, March 31, 2017 and June 30, 2016, respectively. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 0.95% at June 30, 2017, compared with 0.97% at March 31, 2017 and 1.03% at June 30, 2016. Net recoveries in the second quarter of 2017 totaled $928 thousand, compared with net recoveries of $778 thousand in the first quarter of 2017 and net recoveries of $478 thousand in the second quarter of 2016.
Deposits
Deposit balances were $4.75 billion at June 30, 2017 compared with $4.60 billion at March 31, 2017 and $4.24 billion at June 30, 2016. The increase from June 30, 2016 includes $104.5 million in deposits from the acquisition of two branches from Boston Private Bank and Trust in the fourth quarter of 2016 and $48.1 million in deposits from the acquisition of two branches from The Bank of Oswego in the third quarter of 2016. The increase from March 31, 2017 was primarily due to an increase in certificates of deposits of $80.4 million, $44.4 million in non-interest bearing deposits associated with seasonal mortgage loan servicing activity, and transaction and savings deposits of $27.1 million.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense was $36.6 million for the second quarter of 2017 compared with $36.5 million for the first quarter of 2017 and $34.1 million for the second quarter of 2016. Included in noninterest expense for these periods were acquisition-related expenses of $177 thousand, zero and $1.0 million, respectively. Excluding acquisition-related expenses, noninterest expense increased primarily due to higher salary and related costs related to the continued growth of our commercial real estate and commercial business lending units and the expansion of our branch banking network.
Mortgage Banking Segment
Mortgage Banking segment net income was $1.8 million in the second quarter of 2017, compared with a $309 thousand net loss in the first quarter of 2017 and $14.7 million net income in the second quarter of 2016. The $2.1 million earnings improvement from the first quarter of 2017 was primarily attributable to higher revenue from increased mortgage interest rate lock commitments partially offset by higher noninterest expense attributable to higher mortgage closed loan volume. The $12.9 million decrease in net income from the second quarter of 2016 was primarily due to $411.3 million lower rate locks and higher noninterest expense from technology investments and the expansion of personnel and offices in new markets.
Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments, net of estimated fallout, totaled $1.95 billion in the second quarter of 2017, an increase of $327.8 million, or 20%, from $1.62 billion in the first quarter of 2017 and a decrease of $411.3 million, or 17%, from $2.36 billion in the second quarter of 2016. The increase from the first quarter of 2017 primarily reflects a seasonal increase in mortgage activity. The decrease from the second quarter of 2016 reflects the impact of higher mortgage interest rates, which reduced the volume of refinance activity in the period and the limited supply of available housing in our markets.
Single family closed loan volume designated for sale was $2.01 billion in the second quarter of 2017, up $390.1 million, or 24%, from $1.62 billion in the first quarter of 2017 and down $250.5 million, or 11%, from $2.26 billion in the second quarter of 2016. At June 30, 2017, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.46 billion, compared with $1.25 billion at March 31, 2017 and $1.72 billion at June 30, 2016.
Gain on single family mortgage loan origination and sale activities in the second quarter of 2017 was $64.2 million, an increase of $7.9 million, or 14% from $56.3 million, in the first quarter of 2017 and a decrease of $16.9 million, or 21%, from $81.0 million, in the second quarter of 2016.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, we analyze the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the second quarter of 2017 was 331 basis points compared with 349 basis points in the first quarter of 2017 and 347 basis points in the second quarter of 2016. The decrease in the composite margin from the prior quarters is primarily due to a shift in product mix as a result of market conditions.
Loan Servicing
Single family loan servicing income in the second quarter of 2017 was $7.9 million, comprised of $5.4 million of net servicing income and $2.5 million of risk management results. Loan servicing income decreased $457 thousand, from income of $8.3 million in the first quarter of 2017 and decreased $4.1 million, or 34%, from income of $12.0 million in the second quarter of 2016. The decrease from the prior quarter was primarily due to lower net servicing income. The lower servicing income was primarily attributed to larger amortization due to higher loan repayment. The decrease from the second quarter of 2016 was primarily due to lower risk management results. The lower risk management results were due in part to gains from prepayment model refinements in the second quarter of 2016 to align modeled borrower prepayment behavior with observed borrower prepayment behavior. There were no model refinements in the second quarter of 2017.
Single family mortgage servicing fees collected in the second quarter of 2017 remained consistent with the first quarter of 2017 and increased $2.8 million, or 24%, from the second quarter of 2016. The increase was primarily due to higher average balances of loans serviced for others. Our portfolio of single family loans serviced for others was $21.10 billion at June 30, 2017 compared with $20.30 billion at March 31, 2017 and $17.07 billion at June 30, 2016.

Noninterest Expense
Mortgage Banking segment noninterest expense of $74.6 million increased $4.2 million, or 6%, from the first quarter of 2017 and decreased $2.3 million, or 3.0%, from the second quarter of 2016. The increase from the first quarter of 2017 was primarily due to increased commissions, salary and related costs on higher closed loan volume. The decrease from the second quarter of 2016 was primarily due to decreased commissions, salary and related costs on lower closed loan volumes.
Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, July 25, 2017 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Senior Vice President and Interim CFO, will discuss second quarter 2017 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10109694 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EST.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10109694.

The information to be discussed in the conference call will be available on the Company's web site after the market closes on Monday, July 24, 2017.
About HomeStreet
Now in its 97th year HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA). Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with our ability to expand our banking operations geographically and across market sectors, integrate acquisitions, grow our franchise and capitalize on market opportunities, meet our growth targets, maintain our position in the industry and generate positive net income and cash flow. These limitations and risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with current and evolving laws and regulations, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, increases in the competition in our industry and across our markets and the extent of our success in problem asset resolution efforts. The results of our acquisitions may fall short of our financial and operational expectations. We may not realize the benefits expected from completed bank and branch acquisitions in the anticipated time frame (or at all), and completing our acquisitions and integrating acquired operations may take longer or prove more expensive than anticipated. We may not be able to achieve the full benefit of cost efficiency programs we have previously implemented or those management may develop in the future. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our Company directly, our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 and updated from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2016 has been derived from our audited financial statements for the year then ended as included in our 2016 Form 10-K. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2016, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarter-to-date fiscal 2017 net income to the corresponding periods of fiscal 2016. We believe this information is useful to investors who are seeking to exclude the after-tax impact of acquisition-related expenses, of which we recorded in connection with our merger with OCBB on February 1, 2016, with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016 and two retail deposit branches in Southern California on November 11, 2016. We also have presented adjusted expenses, which eliminate costs incurred in connection with these acquisitions. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We also have disclosed tangible equity ratios, return on average tangible shareholders’ equity and tangible book value per share of common stock which are non-GAAP financial measures. Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders' equity. Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain acquisition-related revenues and expenses that may not be indicative of our expected recurring results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.
For more information on these non-GAAP financial measures, see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Income statement data (for the period ended):
Net interest income	$46,868	$45,651	$48,074	$46,802	$44,482	$92,519	$85,173
Provision for credit losses	500	—	350	1,250	1,100	500	2,500
Noninterest income	81,008	74,461	73,221	111,745	102,476	155,469	174,184
Noninterest expense	111,244	106,874	117,539	114,399	111,031	218,118	212,384
Acquisition-related expenses (included in noninterest expense)	177	—	401	512	1,025	177	6,223
Income before income taxes	16,132	13,238	3,406	42,898	34,827	29,370	44,473
Income tax expense	4,923	4,255	1,112	15,197	13,078	9,178	16,317
Net income	$11,209	$8,983	$2,294	$27,701	$21,749	$20,192	$28,156
Basic income per common share	$0.42	$0.33	$0.09	$1.12	$0.88	$0.75	$1.16
Diluted income per common share	$0.41	$0.33	$0.09	$1.11	$0.87	$0.75	$1.15
Common shares outstanding	26,874,871	26,862,744	26,800,183	24,833,008	24,821,349	26,874,871	24,821,349
Weighted average number of shares outstanding:
Basic	26,866,230	26,821,396	25,267,909	24,811,169	24,708,375	26,843,813	24,192,441
Diluted	27,084,608	27,057,449	25,588,691	24,996,747	24,911,919	27,071,028	24,394,648
Shareholders' equity per share	$24.40	$23.86	$23.48	$23.60	$22.55	$24.40	$22.55
Tangible book value per share (1)	$23.30	$22.73	$22.33	$22.45	$21.38	$23.30	$21.38

Financial position (at period end):
Cash and cash equivalents	$54,447	$61,492	$53,932	$55,998	$45,229	$54,447	$45,229
Investment securities	936,522	1,185,654	1,043,851	991,325	928,364	936,522	928,364
Loans held for sale	784,556	537,959	714,559	893,513	772,780	784,556	772,780
Loans held for investment, net	4,156,424	3,957,959	3,819,027	3,764,178	3,698,959	4,156,424	3,698,959
Loan servicing rights	258,222	257,421	245,860	167,501	147,266	258,222	147,266
Other real estate owned	4,597	5,646	5,243	6,440	10,698	4,597	10,698
Total assets	6,586,557	6,401,143	6,243,700	6,226,601	5,941,178	6,586,557	5,941,178
Deposits	4,747,771	4,595,809	4,429,701	4,504,560	4,239,155	4,747,771	4,239,155
Federal Home Loan Bank advances	867,290	862,335	868,379	858,923	878,987	867,290	878,987
Shareholders’ equity	$655,841	$640,919	$629,284	$586,028	$559,603	$655,841	$559,603

Financial position (averages):
Investment securities	$1,089,552	$1,153,248	$962,504	$981,223	$766,248	$1,121,224	$695,971
Loans held for investment	4,119,825	3,914,537	3,823,253	3,770,133	3,677,361	4,017,748	3,538,420
Total interest-earning assets	5,837,917	5,782,061	5,711,154	5,692,999	5,186,131	5,810,143	4,907,819
Total interest-bearing deposits	3,652,036	3,496,190	3,413,311	3,343,339	3,072,314	3,574,543	2,903,645
Federal Home Loan Bank advances	872,019	975,914	938,342	988,358	946,488	923,679	921,607
Federal funds purchased and securities sold under agreements to repurchase	4,804	978	951	2,242	—	2,901	—
Total interest-bearing liabilities	4,654,064	4,598,243	4,477,732	4,459,213	4,110,208	4,626,306	3,901,883
Shareholders’ equity	$668,377	$649,439	$616,497	$588,335	$548,080	$658,961	$529,482
Other data:
Full-time equivalent employees (ending)	2,542	2,581	2,552	2,431	2,335	2,542	2,335

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Financial performance:
Return on average shareholders’ equity(2)	6.71%	5.53%	1.49%	18.83%	15.87%	6.13%	10.64%
Return on average shareholders’ equity, excluding acquisition-related expenses (net of tax)(1)(2)	6.78%	5.53%	1.67%	19.07%	16.36%	6.16%	12.16%
Return on average tangible shareholders' equity, excluding acquisition-related expenses (net of tax) (1)	7.10%	5.81%	1.74%	20.04%	17.27%	6.46%	12.84%
Return on average assets	0.70%	0.57%	0.15%	1.79%	1.54%	0.63%	1.06%
Return on average assets, excluding acquisition-related expenses (net of tax)(1)	0.70%	0.57%	0.16%	1.81%	1.59%	0.64%	1.21%
Net interest margin (3)	3.29%	3.23%	3.42%	3.34%	3.48%	3.26%	3.52%
Efficiency ratio (4)	86.99%	88.98%	96.90%	72.15%	75.55%	87.96%	81.89%
Core efficiency ratio (1)(5)	86.86%	88.98%	96.57%	71.83%	74.86%	87.88%	79.49%
Asset quality:
Allowance for credit losses	$37,470	$36,042	$35,264	$35,233	$34,001	$37,470	$34,001
Allowance for loan losses/total loans(6)	0.86%	0.87%	0.88%	0.89%	0.88%	0.86%	0.88%
Allowance for loan losses/nonaccrual loans	233.50%	185.99%	165.52%	131.07%	207.41%	233.50%	207.41%
Total nonaccrual loans(7)(8)	$15,476	$18,676	$20,542	$25,921	$15,745	$15,476	$15,745
Nonaccrual loans/total loans	0.37%	0.47%	0.53%	0.68%	0.42%	0.37%	0.42%
Other real estate owned	$4,597	$5,646	$5,243	$6,440	$10,698	$4,597	$10,698
Total nonperforming assets(8)	$20,073	$24,322	$25,785	$32,361	$26,443	$20,073	$26,443
Nonperforming assets/total assets	0.30%	0.38%	0.41%	0.52%	0.45%	0.30%	0.45%
Net (recoveries) charge offs	$(928)	$(778)	$319	$18	$(478)	$(1,706)	$(842)

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Six Months Ended
(dollars in thousands, except share data)	June 30, 2017		Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017		June 30, 2016

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	10.12%	(9)	9.98%	10.26%	9.91%	10.28%	10.12%	(9)	10.28%
Tier 1 common equity risk-based capital (to risk-weighted assets)	13.10%	(9)	13.25%	13.92%	13.61%	13.52%	13.10%	(9)	13.52%
Tier 1 risk-based capital (to risk-weighted assets)	13.10%	(9)	13.25%	13.92%	13.61%	13.52%	13.10%	(9)	13.52%
Total risk-based capital (to risk-weighted assets)	13.87%	(9)	14.02%	14.69%	14.41%	14.33%	13.87%	(9)	14.33%
Risk-weighted assets	$4,858,563		$4,680,840	$4,569,227	$4,442,518	$4,218,707	$4,858,563		$4,218,707
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.55%	(9)	9.45%	9.78%	9.52%	9.88%	9.55%	(9)	9.88%
Tier 1 common equity risk-based capital (to risk-weighted assets)	9.85%	(9)	9.96%	10.54%	10.37%	10.31%	9.85%	(9)	10.31%
Tier 1 risk-based capital (to risk-weighted assets)	10.92%	(9)	11.07%	11.66%	11.55%	11.51%	10.92%	(9)	11.51%
Total risk-based capital (to risk-weighted assets)	11.60%	(9)	11.74%	12.34%	12.25%	12.22%	11.60%	(9)	12.22%
Risk-weighted assets	$5,517,073		$5,331,674	$5,221,455	$5,042,699	$4,778,947	$5,517,073		$4,778,947

(1)
Tangible equity ratios, tangible book value per share of common stock, return on average shareholders' equity, return on average assets and core efficiency ratios are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders excluding acquisition-related expenses (net of tax) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.95%, 0.97%, 1.00%, 1.05% and 1.03% at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(8)
Includes $732 thousand, $750 thousand, $1.9 million, $2.1 million and $2.6 million of nonperforming loans guaranteed by the SBA at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016, respectively.

(9)	Regulatory capital ratios at June 30, 2017 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
(in thousands, except share data)	2017	2016	Change	2017	2016	Change

Interest income:
Loans	$51,198	$47,262	8%	$100,704	$89,996	12%
Investment securities	5,419	4,002	35	11,051	7,055	57
Other	125	27	363	261	294	(11)
	56,742	51,291	11	112,016	97,345	15
Interest expense:
Deposits	5,867	4,449	32	11,490	8,018	43
Federal Home Loan Bank advances	2,368	1,462	62	4,769	2,881	66
Federal funds purchased and securities sold under agreements to repurchase	5	—	NM	5	—	NM
Long-term debt	1,514	823	84	2,993	1,134	164
Other	120	75	60	240	139	73
	9,874	6,809	45	19,497	12,172	60
Net interest income	46,868	44,482	5	92,519	85,173	9
Provision for credit losses	500	1,100	(55)	500	2,500	(80)
Net interest income after provision for credit losses	46,368	43,382	7	92,019	82,673	11
Noninterest income:
Net gain on loan origination and sale activities	65,908	85,630	(23)	126,189	146,893	(14)
Loan servicing income	8,764	12,703	(31)	18,003	20,735	(13)
Income from WMS Series LLC	406	1,164	(65)	591	1,300	(55)
Depositor and other retail banking fees	1,811	1,652	10	3,467	3,247	7
Insurance agency commissions	501	370	35	897	764	17
Gain on sale of investment securities available for sale	551	62	789	557	97	474
Other	3,067	895	243	5,765	1,148	402
	81,008	102,476	(21)	155,469	174,184	(11)
Noninterest expense:
Salaries and related costs	76,390	75,167	2	147,698	142,451	4
General and administrative	15,872	16,739	(5)	33,000	32,261	2
Amortization of core deposit intangibles	493	525	(6)	1,007	1,057	(5)
Legal	150	605	(75)	310	1,048	(70)
Consulting	771	1,177	(34)	1,829	2,849	(36)
Federal Deposit Insurance Corporation assessments	697	784	(11)	1,521	1,500	1
Occupancy	8,880	7,513	18	17,089	14,668	17
Information services	8,172	8,447	(3)	15,820	15,981	(1)
Net (benefit) cost from operation and sale of other real estate owned	(181)	74	(345)	(156)	569	(127)
	111,244	111,031	—	218,118	212,384	3
Income before income taxes	16,132	34,827	(54)	29,370	44,473	(34)
Income tax expense	4,923	13,078	(62)	9,178	16,317	(44)
NET INCOME	$11,209	$21,749	(48)	$20,192	$28,156	(28)

Basic income per share	$0.42	$0.88	(52)	$0.75	$1.16	(35)
Diluted income per share	$0.41	$0.87	(53)	$0.75	$1.15	(35)
Basic weighted average number of shares outstanding	26,866,230	24,708,375	9	26,843,813	24,192,441	11
Diluted weighted average number of shares outstanding	27,084,608	24,911,919	9	27,071,028	24,394,648	11

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operations

	Quarter Ended
(in thousands, except share data)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Interest income:
Loans	$51,198	$49,506	$50,919	$49,752	$47,262
Investment securities	5,419	5,632	5,863	5,476	4,002
Other	125	136	80	102	27
	56,742	55,274	56,862	55,330	51,291
Interest expense:
Deposits	5,867	5,623	5,629	5,362	4,449
Federal Home Loan Bank advances	2,368	2,401	1,544	1,605	1,462
Federal funds purchased and securities sold under agreements to repurchase	5	—	2	2	—
Long-term debt	1,514	1,479	1,469	1,440	823
Other	120	120	144	119	75
	9,874	9,623	8,788	8,528	6,809
Net interest income	46,868	45,651	48,074	46,802	44,482
Provision for credit losses	500	—	350	1,250	1,100
Net interest income after provision for credit losses	46,368	45,651	47,724	45,552	43,382
Noninterest income:
Net gain on loan origination and sale activities	65,908	60,281	67,820	92,600	85,630
Loan servicing income (loss)	8,764	9,239	(271)	12,595	12,703
Income (loss) from WMS Series LLC	406	185	(141)	1,174	1,164
Depositor and other retail banking fees	1,811	1,656	1,799	1,744	1,652
Insurance agency commissions	501	396	414	441	370
Gain on sale of investment securities available for sale	551	6	2,394	48	62
Other	3,067	2,698	1,206	3,143	895
	81,008	74,461	73,221	111,745	102,476
Noninterest expense:
Salaries and related costs	76,390	71,308	81,739	79,164	75,167
General and administrative	15,872	17,128	15,996	14,949	16,739
Amortization of core deposit intangibles	493	514	530	579	525
Legal	150	160	180	639	605
Consulting	771	1,058	719	1,390	1,177
Federal Deposit Insurance Corporation assessments	697	824	995	919	784
Occupancy	8,880	8,209	8,122	7,740	7,513
Information services	8,172	7,648	9,206	7,876	8,447
Net (benefit) cost from operation and sale of other real estate owned	(181)	25	52	1,143	74
	111,244	106,874	117,539	114,399	111,031
Income before income tax expense	16,132	13,238	3,406	42,898	34,827
Income tax expense	4,923	4,255	1,112	15,197	13,078
NET INCOME	$11,209	$8,983	$2,294	$27,701	$21,749

Basic income per share	$0.42	$0.33	$0.09	$1.12	$0.88
Diluted income per share	$0.41	$0.33	$0.09	$1.11	$0.87
Basic weighted average number of shares outstanding	26,866,230	26,821,396	25,267,909	24,811,169	24,708,375
Diluted weighted average number of shares outstanding	27,084,608	27,057,449	25,588,691	24,996,747	24,911,919

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	June 30, 2017	Dec. 31, 2016	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $23,107 and $34,615)	$54,447	$53,932	1%
Investment securities (includes $884,266 and $993,990 carried at fair value)	936,522	1,043,851	(10)
Loans held for sale (includes $680,959 and $656,334 carried at fair value)	784,556	714,559	10
Loans held for investment (net of allowance for loan losses of $36,136 and $34,001; includes $5,134 and $17,988 carried at fair value)	4,156,424	3,819,027	9
Loan servicing rights (includes $236,621 and $226,113 carried at fair value)	258,222	245,860	5
Other real estate owned	4,597	5,243	(12)
Federal Home Loan Bank stock, at cost	41,769	40,347	4
Premises and equipment, net	101,797	77,636	31
Goodwill	22,175	22,175	—
Other assets	226,048	221,070	2
Total assets	$6,586,557	$6,243,700	5
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,747,771	$4,429,701	7
Federal Home Loan Bank advances	867,290	868,379	—
Accounts payable and other liabilities	190,421	191,189	—
Long-term debt	125,234	125,147	—
Total liabilities	5,930,716	5,614,416	6
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 26,874,871 shares and 26,800,183 shares	511	511	—
Additional paid-in capital	337,515	336,149	—
Retained earnings	323,228	303,036	7
Accumulated other comprehensive loss	(5,413)	(10,412)	(48)
Total shareholders’ equity	655,841	629,284	4
Total liabilities and shareholders’ equity	$6,586,557	$6,243,700	5

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Assets:
Cash and cash equivalents	$54,447	$61,492	$53,932	$55,998	$45,229
Investment securities	936,522	1,185,654	1,043,851	991,325	928,364
Loans held for sale	784,556	537,959	714,559	893,513	772,780
Loans held for investment, net	4,156,424	3,957,959	3,819,027	3,764,178	3,698,959
Loan servicing rights	258,222	257,421	245,860	167,501	147,266
Other real estate owned	4,597	5,646	5,243	6,440	10,698
Federal Home Loan Bank stock, at cost	41,769	41,656	40,347	39,783	40,414
Premises and equipment, net	101,797	97,349	77,636	72,951	67,884
Goodwill	22,175	22,175	22,175	19,900	19,846
Other assets	226,048	233,832	221,070	215,012	209,738
Total assets	$6,586,557	$6,401,143	$6,243,700	$6,226,601	$5,941,178
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,747,771	$4,595,809	$4,429,701	$4,504,560	$4,239,155
Federal Home Loan Bank advances	867,290	862,335	868,379	858,923	878,987
Accounts payable and other liabilities	190,421	176,891	191,189	151,968	138,307
Long-term debt	125,234	125,189	125,147	125,122	125,126
Total liabilities	5,930,716	5,760,224	5,614,416	5,640,573	5,381,575
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	337,515	336,875	336,149	276,844	276,303
Retained earnings	323,228	312,019	303,036	300,742	273,041
Accumulated other comprehensive (loss) income	(5,413)	(8,486)	(10,412)	7,931	9,748
Total shareholders’ equity	655,841	640,919	629,284	586,028	559,603
Total liabilities and shareholders’ equity	$6,586,557	$6,401,143	$6,243,700	$6,226,601	$5,941,178

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended June 30,
	2017			2016
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$87,249	$125	0.57%	$37,572	$27	0.28%
Investment securities	1,089,552	6,466	2.38%	766,248	4,677	2.44%
Loans held for sale	541,291	5,586	4.13%	704,950	6,565	3.73%
Loans held for investment	4,119,825	45,701	4.43%	3,677,361	40,727	4.42%
Total interest-earning assets	5,837,917	57,878	3.96%	5,186,131	51,996	4.00%
Noninterest-earning assets (2)	587,211			451,116
Total assets	$6,425,128			$5,637,247
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$494,997	$502	0.41%	$456,461	$489	0.43%
Savings accounts	309,844	256	0.33%	299,103	255	0.34%
Money market accounts	1,551,328	1,917	0.50%	1,286,570	1,589	0.50%
Certificate accounts	1,295,867	3,303	1.03%	1,030,180	2,191	0.86%
Total interest-bearing deposits	3,652,036	5,978	0.66%	3,072,314	4,524	0.59%
Federal Home Loan Bank advances	872,019	2,368	1.09%	946,488	1,462	0.62%
Federal funds purchased and securities sold under agreements to repurchase	4,804	14	1.20%	—	—	—%
Long-term debt	125,205	1,514	4.86%	91,406	823	3.62%
Total interest-bearing liabilities	4,654,064	9,874	0.85%	4,110,208	6,809	0.67%
Noninterest-bearing liabilities	1,102,687			978,959
Total liabilities	5,756,751			5,089,167
Shareholders’ equity	668,377			548,080
Total liabilities and shareholders’ equity	$6,425,128			$5,637,247
Net interest income (3)		$48,004			$45,187
Net interest spread			3.11%			3.33%
Impact of noninterest-bearing sources			0.18%			0.15%
Net interest margin			3.29%			3.48%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.1 million and $705 thousand for the quarters ended June 30, 2017 and June 30, 2016, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Six Months Ended June 30,
	2017			2016
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$89,224	$261	0.59%	$38,805	$71	0.36%
Investment securities	1,121,224	13,065	2.33%	695,971	8,442	2.43%
Loans held for sale	581,947	11,673	4.02%	634,623	12,051	3.81%
Loans held for investment	4,017,748	89,187	4.44%	3,538,420	78,006	4.40%
Total interest-earning assets	5,810,143	114,186	3.93%	4,907,819	98,570	4.01%
Noninterest-earning assets (2)	574,654			426,906
Total assets	$6,384,797			$5,334,725
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$472,920	$980	0.42%	$436,093	$981	0.45%
Savings accounts	307,095	508	0.33%	297,821	509	0.34%
Money market accounts	1,570,406	4,128	0.53%	1,237,023	2,953	0.48%
Certificate accounts	1,224,122	6,104	1.00%	932,708	3,716	0.79%
Total interest-bearing deposits	3,574,543	11,720	0.66%	2,903,645	8,159	0.56%
Federal Home Loan Bank advances	923,679	4,770	1.04%	921,607	2,881	0.62%
Federal funds purchased and securities sold under agreements to repurchase	2,901	16	1.03%	—	—	—%
Long-term debt	125,183	2,992	4.81%	76,631	1,133	2.80%
Total interest-bearing liabilities	4,626,306	19,498	0.85%	3,901,883	12,173	0.63%
Noninterest-bearing liabilities	1,099,530			903,360
Total liabilities	5,725,836			4,805,243
Shareholders’ equity	658,961			529,482
Total liabilities and shareholders’ equity	$6,384,797			$5,334,725
Net interest income (3)		$94,688			$86,397
Net interest spread			3.08%			3.38%
Impact of noninterest-bearing sources			0.18%			0.14%
Net interest margin			3.26%			3.52%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $2.2 million and $1.2 million for the six months ended June 30, 2017 and June 30, 2016, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Net interest income	$42,448	$40,903	$40,637	$39,339	$38,393	$83,352	$74,039
Provision for credit losses	500	—	350	1,250	1,100	500	2,500
Noninterest income	8,276	9,425	13,087	9,771	8,181	17,701	12,824
Noninterest expense	36,631	36,469	35,482	32,170	34,103	73,101	70,733
Income before income taxes	13,593	13,859	17,892	15,690	11,371	27,452	13,630
Income tax expense	4,147	4,567	5,846	5,557	4,292	8,714	5,009
Net income	$9,446	$9,292	$12,046	$10,133	$7,079	$18,738	$8,621

Net income, excluding acquisition-related expenses (net of tax)(1)	$9,561	$9,292	$12,307	$10,466	$7,745	$18,853	$12,665
Efficiency ratio (2)	72.22%	72.46%	66.04%	65.51%	73.22%	72.34%	81.43%
Core efficiency ratio (1)(3)	71.87%	72.46%	65.30%	64.46%	71.02%	72.16%	74.27%
Full-time equivalent employees (ending)	1,055	1,022	998	948	926	1055	926

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$1,273	$3,360	$3,518	$2,695	$3,655	$4,633	$5,184
Other (5)	459	602	3,231	1,028	935	1,061	1,214
	$1,732	$3,962	$6,749	$3,723	$4,590	$5,694	$6,398

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$58,343	$57,552	$94,725	$45,497	$146,535	$115,895	$185,629
Other (5)	6,126	6,798	3,008	2,913	5,528	12,924	5,528
Loans sold
Multifamily DUS ® (4)	35,312	76,849	85,594	58,484	109,394	112,161	157,364
Other (5)	$24,695	$13,186	$75,000	$50,255	$31,813	$37,881	$31,813

(1)
Commercial and Consumer Banking segment net income and core efficiency ratios, excluding acquisition-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 32 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Includes multifamily loans originated from sources other than DUS® and $67.0 million of single family portfolio loan sales for $2.8 million net gain during the fourth quarter of 2016.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loan Servicing Income

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Servicing income, net:
Servicing fees and other	$1,652	$1,840	$1,402	$1,476	$1,392	$3,492	$2,736
Amortization of multifamily MSRs	(761)	(931)	(689)	(661)	(648)	(1,692)	(1,285)
Commercial loan servicing income	$891	$909	$713	$815	$744	$1,800	$1,451

Commercial Loans Serviced for Others

(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Commercial
Multifamily DUS ®	$1,135,722	$1,140,414	$1,108,040	$1,055,181	$1,023,505
Other	75,336	73,832	69,323	67,348	62,466
Total commercial loans serviced for others	$1,211,058	$1,214,246	$1,177,363	$1,122,529	$1,085,971

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Beginning balance	$21,424	$19,747	$17,591	$16,366	$15,402
Originations	937	2,608	2,845	1,886	1,612
Amortization	(761)	(931)	(689)	(661)	(648)
Ending balance	$21,600	$21,424	$19,747	$17,591	$16,366
Ratio of MSR carrying value to related loans serviced for others	1.89%	1.86%	1.77%	1.65%	1.58%
MSR servicing fee multiple (1)	3.95	3.94	3.84	3.70	3.62
Weighted-average note rate (loans serviced for others)	4.42%	4.45%	4.52%	4.60%	4.68%
Weighted-average servicing fee (loans serviced for others)	0.48%	0.47%	0.46%	0.45%	0.44%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Available for sale:
Mortgage-backed securities:
Residential	$150,935	$174,060	$177,074	$152,236	$139,074
Commercial	23,381	29,476	25,536	27,208	24,707
Municipal bonds	372,729	619,934	467,673	355,344	335,801
Collateralized mortgage obligations:
Residential	184,695	182,037	191,201	182,833	163,406
Commercial	76,230	69,144	70,764	120,259	116,099
Corporate debt securities	30,218	51,075	51,122	85,191	85,249
U.S. Treasury Securities	10,740	10,663	10,620	26,004	26,020
Agency	35,338	—	—	—	—
Total available for sale	$884,266	$1,136,389	$993,990	$949,075	$890,356
Held to maturity	52,256	49,265	49,861	42,250	38,008
	$936,522	$1,185,654	$1,043,851	$991,325	$928,364
Weighted average duration in years
Available for sale	4.6	3.6	4.2	4.0	4.1

Five Quarter Loans Held for Investment

(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Consumer loans
Single family (1)	$1,148,229	$1,100,215	$1,083,822	$1,186,476	$1,218,216
Home equity and other	414,506	380,869	359,874	338,155	309,204
	1,562,735	1,481,084	1,443,696	1,524,631	1,527,420
Commercial loans
Commercial real estate	942,122	922,852	871,563	810,346	762,170
Multifamily	780,602	748,333	674,219	562,272	562,728
Construction/land development	648,672	611,150	636,320	661,813	639,441
Commercial business	248,908	222,761	223,653	237,117	239,077
	2,620,304	2,505,096	2,405,755	2,271,548	2,203,416
	4,183,039	3,986,180	3,849,451	3,796,179	3,730,836
Net deferred loan fees and costs	9,521	6,514	3,577	1,974	779
	4,192,560	3,992,694	3,853,028	3,798,153	3,731,615
Allowance for loan losses	(36,136)	(34,735)	(34,001)	(33,975)	(32,656)
	$4,156,424	$3,957,959	$3,819,027	$3,764,178	$3,698,959

(1)
Includes $5.1 million, $19.0 million, $18.0 million, $20.5 million and $22.4 million of single family loans that are carried at fair value at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loan Roll-forward

(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Loans - beginning balance	$3,986,180	$3,849,451	$3,796,179	$3,730,836	$3,555,835
Originations	508,263	355,684	425,499	349,900	439,947
Purchases and advances	228,753	186,178	159,226	190,964	173,082
Payoffs, paydowns, sales and other	(540,019)	(404,385)	(530,223)	(474,884)	(437,080)
Charge-offs and transfers to OREO	(138)	(748)	(1,230)	(637)	(948)
Loans - ending balance	$4,183,039	$3,986,180	$3,849,451	$3,796,179	$3,730,836

Net change - loans outstanding	$196,859	$136,729	$53,272	$65,343	$175,001

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Beginning balance	$36,042	$35,264	$35,233	$34,001	$32,423
Provision for credit losses	500	—	350	1,250	1,100
Recoveries, net of (charge-offs)	928	778	(319)	(18)	478
Ending balance	$37,470	$36,042	$35,264	$35,233	$34,001
Components:
Allowance for loan losses	$36,136	$34,735	$34,001	$33,975	$32,656
Allowance for unfunded commitments	1,334	1,307	1,263	1,258	1,345
Allowance for credit losses	$37,470	$36,042	$35,264	$35,233	$34,001

Allowance as a % of loans held for investment(1) (2)	0.86%	0.87%	0.88%	0.89%	0.88%
Allowance as a % of nonaccrual loans	233.50%	185.99%	165.52%	131.07%	207.41%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.95%, 0.97%, 1.00%, 1.05% and 1.03% at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Beginning balance	$24,322	$25,785	$32,361	$26,443	$23,285
Additions	1,009	5,481	3,137	13,751	5,314
Reductions:
Gross charge-offs	(103)	(45)	(826)	(251)	(125)
OREO sales	(1,162)	(622)	(2,001)	(3,992)	—
OREO writedowns and other adjustments	—	—	—	(1,160)	—
Principal paydowns, payoff advances, equity adjustments	(1,541)	(3,759)	(5,700)	(602)	(1,985)
Transferred back to accrual status	(2,452)	(2,518)	(1,186)	(1,828)	(46)
Total reductions	(5,258)	(6,944)	(9,713)	(7,833)	(2,156)
Net (reductions) additions	(4,249)	(1,463)	(6,576)	5,918	3,158
Ending balance(1)	$20,073	$24,322	$25,785	$32,361	$26,443

(1)
Includes $732 thousand, $750 thousand, $1.9 million, $2.1 million and $2.6 million of nonperforming loans guaranteed by the SBA at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016, respectively.

Five Quarter Nonperforming Assets

(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Nonaccrual loans	$15,476	$18,676	$20,542	$25,921	$15,745
Other real estate owned	4,597	5,646	5,243	6,440	10,698
Total nonperforming assets(1)	$20,073	$24,322	$25,785	$32,361	$26,443
Nonaccrual loans as a % of total loans	0.37%	0.47%	0.53%	0.68%	0.42%
Nonperforming assets as a % of total assets	0.30%	0.38%	0.41%	0.52%	0.45%

(1)
Includes $732 thousand, $750 thousand, $1.9 million, $2.1 million and $2.6 million of nonperforming loans guaranteed by the SBA at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016 respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

June 30, 2017
Total loans held for investment	$11,578	$4,319	$49,300	$65,197	$4,117,842	$4,183,039
Less: FHA/VA loans(1)	8,739	3,550	33,824	46,113	60,191	106,304
Less: guaranteed portion of SBA loans(2)	—	—	732	732	5,493	6,225
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,839	$769	$14,744	$18,352	$4,052,158	$4,070,510
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.07%	0.02%	0.36%	0.45%	99.55%	100.00%

December 31, 2016
Total loans held for investment	$4,834	$6,106	$61,388	$72,328	$3,777,123	$3,849,451
Less: FHA/VA loans(1)	3,773	4,219	40,846	48,838	55,393	104,231
Less: guaranteed portion of SBA loans(2)	—	—	1,935	1,935	5,652	7,587
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,061	$1,887	$18,607	$21,555	$3,716,078	$3,737,633
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	0.05%	0.50%	0.58%	99.42%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Accrual (1)	$81,886	$81,555	$76,581	$81,270	$83,818
Nonaccrual	3,511	3,162	4,874	5,680	4,112
Total TDRs	$85,397	$84,717	$81,455	$86,950	$87,930

(1)
Includes single family consumer loan balances insured by the FHA or guaranteed by the VA of $41.8 million, $39.7 million, $35.1 million, $37.1 million and $37.1 million at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016, respectively.

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Recorded investment of re-defaults(1)	$1,382	$270	$653	$1,173	$2,460

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$572,734	$581,101	$537,651	$499,106	$504,988
Interest-bearing transaction and savings deposits:
NOW accounts	541,592	514,271	468,812	501,370	518,132
Statement savings accounts due on demand	311,202	310,813	301,361	303,872	300,070
Money market accounts due on demand	1,587,741	1,579,957	1,603,141	1,513,547	1,366,581
Total interest-bearing transaction and savings deposits	2,440,535	2,405,041	2,373,314	2,318,789	2,184,783
Total transaction and savings deposits	3,013,269	2,986,142	2,910,965	2,817,895	2,689,771
Certificates of deposit	1,291,935	1,211,507	1,091,558	1,097,263	1,139,249
Noninterest-bearing accounts - other	442,567	398,160	427,178	589,402	410,135
Total deposits	$4,747,771	$4,595,809	$4,429,701	$4,504,560	$4,239,155

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.1%	12.6%	12.1%	11.1%	11.9%
Interest-bearing transaction and savings deposits:
NOW accounts	11.4	11.2	10.6	11.1	12.2
Statement savings accounts, due on demand	6.6	6.8	6.8	6.7	7.1
Money market accounts, due on demand	33.4	34.4	36.2	33.6	32.2
Total interest-bearing transaction and savings deposits	51.4	52.4	53.6	51.4	51.5
Total transaction and savings deposits	63.5	65.0	65.7	62.5	63.4
Certificates of deposit	27.2	26.4	24.6	24.4	26.9
Noninterest-bearing accounts - other	9.3	8.6	9.7	13.1	9.7
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Net interest income	$4,420	$4,747	$7,437	$7,463	$6,089	$9,167	$11,134
Noninterest income	72,732	65,036	60,134	101,974	94,295	137,768	161,360
Noninterest expense	74,613	70,404	82,057	82,229	76,928	145,017	141,651
Income (loss) before income taxes	2,539	(621)	(14,486)	27,208	23,456	1,918	30,843
Income tax (benefit) expense	776	(312)	(4,734)	9,640	8,786	464	11,308
Net income (loss)	$1,763	$(309)	$(9,752)	$17,568	$14,670	$1,454	$19,535

Efficiency ratio (1)	96.71%	100.89%	121.44%	75.14%	76.63%	98.69%	82.12%
Full-time equivalent employees (ending)	1,487	1,558	1,554	1,483	1,409	1,487	1,409

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$2,011,127	$1,621,053	$2,514,657	$2,647,943	$2,261,599	$3,632,180	$3,834,747
Single family mortgage interest rate lock commitments(2)	$1,950,427	$1,622,622	$1,765,942	$2,689,640	$2,361,691	$3,573,049	$4,165,394
Single family mortgage loans sold(2)	$1,808,500	$1,739,737	$2,651,022	$2,489,415	$2,173,392	$3,548,237	$3,644,975

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Gain on Sale to the Secondary Market

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Gain on loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$57,353	$50,538	$52,719	$79,946	$73,685	$107,891	$127,812
Loan origination fees	6,823	5,781	8,352	8,931	7,355	12,604	12,683
Total mortgage banking gain on loan origination and sale activities(1)	$64,176	$56,319	$61,071	$88,877	$81,040	$120,495	$140,495

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	294	312	299	297	312	302	307
Loan origination fees / retail mortgage originations(4)	37	37	35	37	35	37	35
Composite Margin	331	349	334	334	347	339	342

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter Ended					Year Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Servicing income, net:
Servicing fees and other	$14,325	$14,339	$12,792	$12,628	$11,531	$28,664	$22,620
Changes in fair value of single family MSRs due to amortization (1)	(8,909)	(8,520)	(9,365)	(8,925)	(7,758)	(17,429)	(15,015)
	5,416	5,819	3,427	3,703	3,773	11,235	7,605
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(6,417)	2,132	57,379	4,915	(14,055)	(4,285)	(42,269)
Net gain (loss) from derivatives economically hedging MSR	8,874	379	(61,790)	3,162	22,241	9,253	53,948
	2,457	2,511	(4,411)	8,077	8,186	4,968	11,679
Mortgage Banking servicing income (loss)	$7,873	$8,330	$(984)	$11,780	$11,959	$16,203	$19,284

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Single family
U.S. government and agency	$20,574,300	$19,760,612	$18,931,835	$17,593,901	$16,433,411
Other	530,308	542,557	556,621	605,139	640,109
Total single family loans serviced for others	$21,104,608	$20,303,169	$19,488,456	$18,199,040	$17,073,520

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Beginning balance	$235,997	$226,113	$149,910	$130,900	$133,449
Additions and amortization:
Originations	15,748	15,918	27,796	22,734	19,264
Purchases	211	354	393	286	—
Changes due to amortization (1)	(8,909)	(8,520)	(9,365)	(8,925)	(7,758)
Net additions and amortization	7,050	7,752	18,824	14,095	11,506
Changes in fair value due to changes in model inputs and/or assumptions (2)	(6,425)	2,132	57,379	4,915	(14,055)
Ending balance	$236,622	$235,997	$226,113	$149,910	$130,900
Ratio of MSR carrying value to related loans serviced for others	1.12%	1.16%	1.16%	0.82%	0.77%
MSR servicing fee multiple (3)	3.97	4.11	4.08	2.87	2.67
Weighted-average note rate (loans serviced for others)	3.98%	3.96%	3.95%	4.00%	4.05%
Weighted-average servicing fee (loans serviced for others)	0.28%	0.28%	0.28%	0.29%	0.29%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders' equity. Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.
Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Shareholders' equity	$655,841	$640,919	$629,284	$586,028	$559,603	$655,841	$559,603
Less: Goodwill and other intangibles	(29,783)	(30,275)	(30,789)	(28,573)	(28,861)	(29,783)	(28,861)
Tangible shareholders' equity	$626,058	$610,644	$598,495	$557,455	$530,742	$626,058	$530,742

Common shares outstanding	26,874,871	26,862,744	26,800,183	24,833,008	24,821,349	26,874,871	24,821,349

Book value per share	$24.40	$23.86	$23.48	$23.60	$22.55	$24.40	$22.55
Impact of goodwill and other intangibles	(1.10)	(1.13)	(1.15)	(1.15)	(1.17)	(1.10)	(1.17)
Tangible book value per share	$23.30	$22.73	$22.33	$22.45	$21.38	$23.30	$21.38

Average shareholders' equity	$668,377	$649,439	$616,497	$588,335	$548,080	$658,961	$529,482
Less: Average goodwill and other intangibles	(30,104)	(30,611)	(29,943)	(28,769)	(28,946)	(30,356)	(27,796)
Average tangible shareholders' equity	$638,273	$618,828	$586,554	$559,566	$519,134	$628,605	$501,686

Return on average shareholders’ equity	6.71%	5.53%	1.49%	18.83%	15.87%	6.13%	10.64%
Impact of goodwill and other intangibles	0.31%	0.28%	0.07%	0.97%	0.89%	0.29%	0.58%
Return on average tangible shareholders' equity	7.02%	5.81%	1.56%	19.80%	16.76%	6.42%	11.22%

Return on average shareholders' equity	6.71%	5.53%	1.49%	18.83%	15.87%	6.13%	10.64%
Impact of acquisition-related expenses (net of tax)	0.07%	—%	0.18%	0.24%	0.49%	0.03%	1.52%
Return on average shareholders' equity, excluding acquisition-related expenses (net of tax)	6.78%	5.53%	1.67%	19.07%	16.36%	6.16%	12.16%

Return on average assets	0.70%	0.57%	0.15%	1.79%	1.54%	0.63%	1.06%
Impact of acquisition-related expenses (net of tax)	—%	—%	0.01%	0.02%	0.05%	0.01%	0.15%
Return on average assets, excluding acquisition-related expenses (net of tax)	0.70%	0.57%	0.16%	1.81%	1.59%	0.64%	1.21%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding acquisition-related items, net of tax, noninterest income and noninterest expense, excluding acquisition-related items, diluted earnings per share, excluding acquisition-related items, net of tax, and Commercial and Consumer Banking segment net income, excluding acquisition-related items, net of tax. We refer to these measurements as “Core” measurements. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Consolidated results:
Net income	$11,209	$8,983	$2,294	$27,701	$21,749	$20,192	$28,156
Impact of acquisition-related expenses (net of tax)	115		261	333	666	115	4,044
Net income, excluding acquisition-related expenses (net of tax)	$11,324	$8,983	$2,555	$28,034	$22,415	$20,307	$32,200

Net interest income	$46,868	$45,651	$48,074	$46,802	$44,482	$92,519	$85,173

Noninterest income	81,008	74,461	73,221	111,745	102,476	155,469	174,184

Noninterest expense	$111,244	$106,874	$117,539	$114,399	$111,031	$218,118	$212,384
Impact of acquisition-related expenses	(177)	—	(401)	(512)	(1,025)	(177)	(6,223)
Noninterest expense, excluding acquisition-related expenses	$111,067	$106,874	$117,138	$113,887	$110,006	$217,941	$206,161

Efficiency ratio	86.99%	88.98%	96.90%	72.15%	75.55%	87.96%	81.89%
Impact of acquisition-related expenses	(0.13)%	—%	(0.33)%	(0.32)%	(0.69)%	(0.08)%	(2.40)%
Core efficiency ratio, excluding acquisition-related expenses	86.86%	88.98%	96.57%	71.83%	74.86%	87.88%	79.49%

Diluted earnings per common share	$0.41	$0.33	$0.09	$1.11	$0.87	$0.75	$1.15
Impact of acquisition-related expenses (net of tax)	0.01	—	0.01	0.01	0.03	—	1.49
Diluted earnings per common share, excluding acquisition-related expenses (net of tax)	$0.42	$0.33	$0.10	$1.12	$0.90	$0.75	$2.64

Return on average tangible shareholders' equity	7.02%	5.81%	1.56%	19.80%	16.76%	6.42%	11.22%
Impact of acquisition-related expenses (net of tax)	0.08%	—%	0.18%	0.24%	0.51%	0.04%	1.62%
Return on average tangible shareholders' equity, excluding acquisition-related expenses (net of tax)	7.10%	5.81%	1.74%	20.04%	17.27%	6.46%	12.84%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016

Commercial and Consumer Banking Segment results:
Net income	$9,446	$9,292	$12,046	$10,133	$7,079	$18,738	$8,621
Impact of acquisition-related expenses (net of tax)	115		261	333	666	115	4,044
Net income, excluding acquisition-related expenses (net of tax)	$9,561	$9,292	$12,307	$10,466	$7,745	$18,853	$12,665

Net interest income	$42,448	$40,903	$40,637	$39,339	$38,393	$83,352	$74,039

Noninterest income	$8,276	$9,425	$13,087	$9,771	$8,181	$17,701	$12,824

Noninterest expense	$36,631	$36,469	$35,482	$32,170	$34,103	$73,101	$70,733
Impact of acquisition-related expenses	(177)	—	(401)	(512)	(1,025)	(177)	(6,223)
Noninterest expense, excluding acquisition-related expenses	$36,454	$36,469	$35,081	$31,658	$33,078	$72,924	$64,510

Efficiency ratio	72.22%	72.46%	66.04%	65.51%	73.22%	72.34%	81.43%
Impact of acquisition-related expenses	(0.35)%	—%	(0.74)%	(1.05)%	(2.20)%	(0.18)%	(7.16)%
Core efficiency ratio, excluding acquisition-related expenses	71.87%	72.46%	65.30%	64.46%	71.02%	72.16%	74.27%